Exhibit 11

                                        AEROFLEX INCORPORATED
                                           AND SUBSIDIARIES
                                COMPUTATION OF EARNINGS PER COMMON SHARE
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
                                                          Six Months                 Three Months
                                                       Ended December 31,         Ended December 31,
                                                       ------------------         ------------------
                                                       1995         1994          1995         1994
                                                       ----         ----          ----         ----
COMPUTATION OF ADJUSTED NET INCOME:
  Net income for primary earnings
    per common share                               $  1,605,000  $  3,799,000  $    998,000  $  3,084,000
  Add:  Debenture interest and amortization
    expense, net of income taxes                        304,000       382,000       152,000       191,000
                                                   ------------  ------------- ------------  -------------

  Adjusted net income for fully diluted
    earnings per common share                      $  1,909,000  $  4,181,000  $  1,150,000  $  3,275,000
                                                   ============  ============  ============  ============
COMPUTATION OF ADJUSTED WEIGHTED AVERAGE
 SHARES OUTSTANDING:
  Weighted average shares outstanding                11,845,000    11,737,000    11,882,000    11,734,000
     Add:  Effect of options and warrants
            outstanding                                 826,000       602,000       744,000       591,000
                                                   ------------  ------------  ------------  ------------
     Weighted average shares and common share
      equivalents used for computation of primary
      earnings per common share                      12,671,000    12,339,000    12,626,000    12,325,000
    Add:  Effect of additional options and warrants
      outstanding for fully diluted computation          11,000        18,000          -             -
    Add:  Shares assumed to be issued upon
      conversion of debentures                        1,777,000     1,778,000     1,776,000     1,778,000
                                                   ------------   ------------ ------------   ------------

   Weighted average shares and common share
    equivalents used for computation of fully
    diluted earnings per common share                14,459,000    14,135,000    14,402,000    14,103,000
                                                   ============   ===========   ===========   ===========
NET INCOME PER COMMON SHARE AND COMMON SHARE EQUIVALENT:
  Primary                                               $ .13        $ .31         $ .08        $ .25
                                                        =====        =====         =====        =====
  Fully Diluted                                         $ .13        $ .30         $ .08        $ .23
                                                        =====        =====         =====        =====
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